Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

Progenics Pharmaceuticals Announces the Completion of Enrollment
of Chemotherapy Naive Cohort in Phase II Trial of PSMA ADC

TARRYTOWN, N.Y., April 24, 2014 - Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) an oncology company focused on the development of innovative approaches to targeting and treating prostate cancer, announced today the completion of enrollment in the chemotherapy naïve cohort in its Phase II trial of PSMA ADC. This cohort of 36 chemotherapy naïve prostate cancer patients, all of whom progressed on hormonal therapies, was added to the Phase II trial following positive response to PSMA ADC in patients in the chemotherapy experienced setting.

"We look forward to seeing the response to PSMA ADC in the chemo naive patients, as this compound may be of benefit to men earlier in their treatment cycle," said Daniel Petrylak, M.D., Professor of Medical Oncology at Yale Cancer Center, Clinical Research Program Leader for the Prostate and Urologic Cancers Program at Smilow Cancer Hospital at Yale-New Haven, and lead investigator on the Phase II trial.
About PSMA ADC
Prostate Specific Membrane Antigen (PSMA), a protein that is a validated biomarker of prostate cancer, is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors. PSMA ADC comprises a fully human monoclonal antibody selectively targeting PSMA linked to a chemotherapeutic drug. Using technology licensed from Seattle Genetics, Inc., the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular "backbone" (i.e. microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell. Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA.

About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year. Approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic in a phase 2 trial, and a small molecule targeted imaging agent that just completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
Information on or accessed through our website is not included in the company's SEC filings.
(PGNX-C)
Editors Note:
For more information, please visit www.progenics.com.
2